Delaware Pooled Trust
NSAR

Exhibit List


Exhibit Reference

77.D1	Policies with respect to
security investments for The
Emerging
Markets Portfolio incorporated into
this filing by reference to a
497(e) filing which occurred on
August 21, 2006.

77.D2	Policies with respect to
security investments for The
Emerging
Markets, The HighYield Bond, The
MidCap Growth Equity and The
SmidCap
Growth Equity Portfolios
incorporated into this filing by
reference to a 497(e) filing which
occurred on August 21, 2006.